Exhibit 10.28

LICENSE AGREEMENT

Between

Oragenics Inc

and

The Texas A& M University System

This agreement (“Agreement”) is made between Oragenics, Inc., a corporation with principal offices in Tampa, Florida, (“ORAGENICS”) and The Texas A&M University System, an agency of the State of Texas, with principal offices in College Station, Texas, (“SYSTEM”), collectively referred to as “Parties” and individually as “Party.”

W I T N E S S E T H :

WHEREAS, SYSTEM and ORAGENICS are the joint owners of a certain intellectual property related to “new antibiotic variants of mutacin 1140”, and

WHEREAS, SYSTEM desires that such intellectual property be commercialized for the public benefit and welfare; and

WHEREAS, ORAGENICS has represented that it has certain marketing, technical and financial capabilities, and that it will undertake a thorough and diligent program of development and commercialization of SYSTEM’s intellectual property for public benefit; and

WHEREAS, SYSTEM is willing to grant to ORAGENICS, and ORAGENICS is willing to accept, a license to use SYSTEM’s intellectual property, upon the terms and conditions below.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS

1.01	“LICENSED TECHNOLOGY” means the Parties’ rights in their jointly owned proprietary technology relating to SYSTEM Disclosure of Invention Number TAMUS 3447 entitled “Site Directed Mutagenesis of Mutacin 1140 and Its Effect on Bactericidal Activity,” and for the purposes of this Agreement, MATERIALS.

1.02	“PATENT RIGHTS” means the Parties’ rights in each:

(a)	United States patent application filed for protection of LICENSED TECHNOLOGY;

(b)	Each divisional, continuation, or continuation-in-part application of the patent applications described in (a) above to the extent the claims are directed to subject matter specifically described in such patent applications;

(c)	Equivalent patent application in each country other than the United States which claims priority under the applications described in (a) or (b) above; and

(d)	Patent issuing from the applications described above and each extension or reissue of such patents.

1.03	“LICENSED PRODUCT’ or “LICENSED PRODUCTS” means any product, process, or composition of matter that is within the scope of any Valid Claim of PATENT RIGHTS. Valid Claim means and includes a claim of a patent application or an unexpired patent or a patent whose expiration date has been extended by law, so long as the claim has not been held invalid and/or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction.

1.04	“MATERIAL” or “MATERIALS” means the Streptococcus mutans JH1140 mutant strains listed in Exhibit A. For the purposes of this Agreement, MATERIALS shall also include any progeny, unmodified derivatives and modifications therefrom, specifically modifications substantially based on, or incorporating a substantial element of, the MATERIALS, or any modifications which are not new or not obviously distinct from the MATERIALS.

1.05	“EFFECTIVE DATE’ means the date this Agreement has been executed by the last Party.

1.06	“NET SALES’ means ORAGENICS’ and its sublicensees’ receipts for sales of LICENSED PRODUCTS or for services requiring the use of LICENSED PRODUCTS less the sum of the following:

(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;

(b)	outbound transportation prepaid or allowed; and

(c)	amounts allowed or credited on returns.

Commissions paid to individuals, whether independent sales agents or regularly employed by ORAGENICS, and the cost of collections may not be deducted from NET SALES.

1.07	“TERRITORY” means worldwide.

ARTICLE II — LICENSE GRANT

2.01	Grant. SYSTEM grants ORAGENICS an exclusive license and right under SYSTEM’s rights in PATENT RIGHTS and LICENSED TECHNOLOGY to make, have made, import, export, use, and sell the LICENSED PRODUCTS in the TERRITORY, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in Article VIII.

2.02	Reservation. SYSTEM reserves an irrevocable, nonexclusive, royalty-free right to practice the grant made in paragraph 2.01 for research and educational purposes only, and not for commercial purposes.

ARTICLE III — CONSIDERATION

3.01	License Fec. hi consideration for the license granted in this Agreement, ORAGENICS must make an initial payment in the amount of five thousand dollars ($5,000). This payment is due no later than thirty (30) days after the EFFECTIVE DATE. Failure to make this payment within the specified period will cause this Agreement to immediately terminate.

3.02 Royalty Rate. As additional consideration for the license granted in this Agreement, ORAGENICS must remit to SYSTEM a royalty of five percent (5%) of NET SALES. ORAGENICS may not accept anything of value in lieu of money payment without the express written permission of SYSTEM.

3.03	Royalty Stacking. In the event that LICENSED PRODUCT contains technology subject to royalties payable to third parties, the royalty due in accordance with paragraph 3.02 shall be reduced by one half of the royalty due to third parties, but in no event shall royalties due to SYSTEM under this Agreement be less than two percent (2%) of NET SALES. LICENSEE shall provide evidence to SYSTEM of its royalties due to third parties in association with a LICENSED PRODUCT.

3.04	Minimum Annual Consideration. In order to maintain this exclusive license to PATENT RIGHTS and LICENSED TECHNOLOGY, ORAGENICS must pay SYSTEM minimum annual consideration according to the following schedule:

(a) Calendar Year 2014 and each year thereafter prior to the Calendar Year of the first sale of a LICENSED PRODUCT	$15,000

(b) Calendar Year of the first sale of a LICENSED PRODUCT and every year thereafter through the expiration of this Agreement	$100,000

In the event that ORAGENICS’ payment of royalties for the Calendar Year due under paragraph 3.02 do not meet or exceed the required minimum annual consideration, ORAGENICS’ royalty payment for the last quarter of the Calendar Year must include payment of the balance needed to achieve the required minimum. If this Agreement expires or is terminated before the end of a Calendar Year, the corresponding minimum annual consideration will be prorated for that year.

3.05	Patent Expense Responsibility. As additional consideration for the license granted in this Agreement, ORAGENICS will be responsible for all expenses incurred in the filing, prosecution and maintenance of PATENT RIGHTS, as further described in Article VI.

ARTICLE IV — SUBLICENSES

4.01	Sublicenses. ORAGENICS may grant sublicenses to persons, firms or corporations under such conditions as it may arrange, as consistent with this Agreement, as long as each such sublicense comports with all applicable law, rules and regulations and provided that ORAGENICS includes the following in any of its sublicenses and any other provisions that logically would flow-down to any sublicensees:

1.	Indemnification. [INSERT NAME OF SUBLICENSEE] MUST AT ALL TIMES DURING AND AFTER THE TERM OF THIS AGREEMENT INDEMNIFY, DEFEND, AND HOLD HARMLESS THE TEXAS A&M UNIVERSITY SYSTEM (“SYSTEM”), ITS REGENTS, OFFICERS, AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, OR LIABILITY OF ANY KIND RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF [INSERT NAME OF SUBLICENSEE] UNDER THIS AGREEMENT.

2.	Compliance with Law. [insert sublicensee name] ,must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted under this Agreement.

4.02	Sublicensee Consideration. Sales of LICENSED PRODUCTS by each sublicensee will be subject to the unit royalty due to SYSTEM prescribed in paragraph 3.02. Further, for any sublicense executed within two years of the EFFECTIVE DATE of this Agreement, ORAGENICS must pay SYSTEM forty percent (40%) of other considerations not in the form of royalty received by ORAGENICS from each sublicensee for a grant of rights in PATENT RIGHTS or LICENSED TECHNOLOGY. For any sublicense executed after two years of the EFFECTIVE DATE of this Agreement, ORAGENICS must pay SYSTEM twenty percent (20%) of any such other considerations from each sublicensee. Notwithstanding the above, ORAGENICS may not be required to remit to SYSTEM any portion of funds it receives from any sublicensee(s) when the funds are documented in writing as payments for the following purposes: (i) research, development, or testing of LICENSED PRODUCTS, or (ii) patent expenses for protection of PATENT RIGHTS to which the sublicensee is contributing.

4.03	Reporting. ORAGENICS must notify SYSTEM of the grant of sublicense to a third party and must provide SYSTEM with copies of each sublicense and of each sublicensee’s report as is pertinent to calculation of amounts due SYSTEM under this Agreement.

4.04	Non-Cash Transactions. ORAGENICS may not accept anything of value in lieu of money payment under a sublicense without the express written permission of SYSTEM, which shall not be unreasonably withheld or delayed,

ARTICLE V — ORAGENICS RESPONSIBILITIES

5.01	Commercial Development Milestones. In accomplishing the development and commercialization under this Agreement, ORAGENICS shall use commercially reasonable efforts to achieve the following milestones to the satisfaction of SYSTEM:

Milestone	Due Date for First Occurrence	Milestone Achievement Payment
Enrollment of the first patient in a Phase I clinical trial of a Product	June 1, 2015	$50,000
Successful completion of a Phase II clinical trial of a Product, where “successful completion” means enrollment of the first patient in a Phase III clinical trial of a Product	June 1, 2019	$100,000
Successful completion of a Phase III clinical trial of a Product, where “successful completion” means receipt of an approved New Drug Application (NDA) from the FDA or foreign equivalent for a Product	June 1, 2022	$150,000
First sale of a Product	June 1, 2025	$400,000

For the purposes of this Section 5.01, a “Product” means a therapeutic composition within the LICENSED PRODUCTS that is selected for entry into clinical trials for a specified indication. Milestone Achievement Payments, according to the above schedule, shall be payable to SYSTEM upon the attainment of the milestone with respect to each Product. LICENSEE shall provide written notification to SYSTEM within thirty (30) days of achieving each milestone.

5.02	Failure to Accomplish Milestones. Should ORAGENICS fail to achieve any milestone specified in paragraph 5.01, or should ORAGENICS fail to record NET SALES for two (2) consecutive Calendar Years once sales begin, SYSTEM, at its sole option, may waive the requirement to achieve the milestone, renegotiate the missed milestone, or terminate this Agreement under paragraph 8.03.

5.03	Legal Compliance. ORAGENICS must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted by SYSTEM under this Agreement.

5.04	No Royalties for Sales to U.S. Government. Under 35 USC Section 200-212, ORAGENICS has no duty to pay SYSTEM royalties under this Agreement on NET SALES made to the United States Government, including any United States Government agency. ORAGENICS must reduce the amount charged for a LICENSED PRODUCT sold to the United States Government by an amount equal to the royalty otherwise due SYSTEM.

5.05	U.S. Manufacture. Under 35 USC Section 200-212, LICENSED PRODUCTS must be manufactured substantially in the United States of America.

ARTICLE VI — PROTECTION OF INTELLECTUAL PROPERTY

6.01	Authorization. As to prosecution, registration, and/or protection of PATENT RIGHTS, SYSTEM hereby authorizes ORAGENICS to: 1) direct the preparation and filing of patent applications, 2) direct the prosecution of broad patent claims for the mutual benefit of ORAGENICS and SYSTEM, 3) maintain U.S. and non-U.S. issued and granted patents, and 4) be invoiced directly by ORAGENICS’ outside patent counsel (as approved by SYSTEM under paragraph 6.02 herein) and/or annuity service providers for patent prosecution and associated maintenance fees and costs.

6.02	Selection of Counsel. ORAGENICS may select an outside patent counsel (Counsel) law firm staffed by experienced, reputable, and licensed intellectual property attorneys for the prosecution, registration, protection, and maintenance of PATENT RIGHTS. ORAGENICS will notify SYSTEM of its selection of Counsel.

6.03	Contract with Counsel. ORAGENICS shall execute a written agreement with Counsel establishing that: 1) the attorney/client relationship relative to the prosecution, registration, or protection of PATENT RIGHTS will be with SYSTEM and ORAGENICS jointly; 2) Counsel will not take any actions adverse to the interests of SYSTEM in relation to PATENT RIGHTS including, for example and without limitation, any future invalidity or adverse litigation actions; 3) costs for prosecution, registration, or protection of PATENT RIGHTS will be invoiced directly to ORAGENICS with a courtesy copy of the. invoice to SYSTEM; and 4) SYSTEM will not be responsible for payment of invoices relating to prosecution, registration, or protection of PATENT RIGHTS conducted under this Agreement, including, without limitation, attorneys’ fees, costs, official filing fees, and foreign associates’ fees and costs. ORAGENICS shall provide a copy of such written agreement to SYSTEM. Additionally, ORAGENICS shall ensure that Counsel promptly signs the standard Outside Counsel Agreement, which Counsel can obtain from SYSTEM’s Office of General Counsel.

6.04	Approvals. ORAGENICS shall notify SYSTEM before any substantive actions are taken in prosecuting, continuing, or abandoning any patents or patent applications or otherwise affecting PATENT RIGHTS. and ORAGENICS will instruct Counsel to so notify SYSTEM. In addition to other substantive actions, ORAGENICS and SYSTEM must jointly approve the filing of any action or application that seeks to, or effects, changes in inventorship related to PATENT RIGHTS, and will so instruct Counsel. ORAGENICS and SYSTEM must jointly approve how to proceed with any substantive actions relating to and/or affecting PATENT RIGHTS.

6.05	Patent Maintenance. During the term of this Agreement, ORAGENICS shall be directly responsible for annual or periodic annuity payments to maintain the pendency of non-U.S. patent applications in countries that require such annual or periodic annuities. Furthermore, during the term of this Agreement, ORAGENICS agrees to continue any required annual and periodic payments for maintenance of U.S. and non-U.S. issued and granted patents that ORAGENICS and SYSTEM jointly agree to procure.

6.06	Patent Maintenance Contract. ORAGENICS shall engage Counsel or a reputable annuity service to be responsible for docketing and payment of annual or periodic annuities and maintenance fees for both U.S. and non-U.S. pending applications and U.S. and non-U.S. issued and granted patents during the term of this Agreement.

6.07	Confidential Communications. SYSTEM and ORAGENICS have a community of interest with regard to work conducted in relation to PATENT RIGHTS due to their common interest in the generation of enforceable intellectual property rights relating to LICENSED PRODUCTS. Any communications between ORAGENICS and Counsel shall not be confidential vis-à-vis SYSTEM, but shall be otherwise confidential and protected by attorney client privilege.

6.08

Correspondence. ORAGENICS shall contemporaneously copy SYSTEM on all correspondence to and from any patent office, U.S. or non-U.S., including all periodic annuities and maintenance fees correspondence, and ORAGENICS agrees to so instruct Counsel to provide copies of such correspondence to SYSTEM. ORAGENICS further agrees that ORAGENICS- failure to timely provide such correspondence will be considered a breach of this Agreement in accordance midi Paragraph 8.03 below.

6.09	Information. To aid ORAGENICS in the prosecution, registration, protection, and maintenance of PATENT RIGHTS, SYSTEM at its expense will provide information, execute and deliver documents, and perform other acts as ORAGENICS reasonably requests from time to time.

6.10	Abandonment. Should ORAGENICS decide to abandon withdraw, or otherwise cease prosecution or maintenance of any U.S. or non-U.S. patent application or issued or granted patent for any reason (including but not limited to declining to make an annuity or maintenance payment), ORAGENICS shall so notify SYSTEM in writing at least sixty (60) days prior to taking (or not taking) any action which would result in abandonment, withdrawal, or lapse of such patent or application. SYSTEM shall then have the right to continue patent prosecution or maintenance of each such patent or application at its own expense and any such patent application and granted or issued patent there from will be excluded from LICENSED PATENT RIGHTS in this License Agreement.

6.11	Assignee. All patent applications and patents related to this Agreement shall have “The Texas A&M University System” and -Oragenics, Inc.” named as an assignee.

6.12	Previous Obligations. All previously approved. authorized, and accrued obligations and instructions under this Agreement, including ORAGENICS’ reimbursement of patent expenses to SYSTEM, shall remain enforceable. All other matters survive per Paragraph 8.04 below.

6.13	Obligation to File or Maintain. Should ORAGENICS decide not to file or maintain patent protection, SYSTEM may, at its own expense, without reimbursement from ORAGENICS, file, prosecute, or maintain the patent protection and ORAGENICS hereby agrees that any such patent will be excluded from the rights granted herein.

ARTICLE VII — PAYMENTS AND REPORTS

7.01	When Payments are Due. Unless otherwise specified, ORAGENICS must make payments to The Texas A&M University System, in College Station. Texas, not later than sixty (60) days after the last day of the calendar quarter in which they accrue.

7.02	Royalty Reports. ORAGENICS must provide a sales report to SYSTEM each quarter, providing information sufficient to allow SYSTEM to calculate amounts due SYSTEM for the reporting period. No quarterly reports are due until sales of LICENSED PRODUCTS begin. After product sales begin, quarterly reports shall be provided even if no royalties accrued during the quarter.

7.03	Currency. Payment due to SYSTEM must be paid in U.S. dollars. Royalty payments requiring conversion must use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04	Inspection of Books and Records. At its own expense, SYSTEM may no more than once annually inspect ORAGENICS’ books and records as needed to determine royalties payable. ORAGENICS must maintain those books and records for at least three (3) years following the dates of the underlying transactions. Any inspections will be in confidence and conducted during ordinary business hours, and SYSTEM will provide ORAGENICS advance notice no less than two (2) weeks before making an inspection. SYSTEM may employ a Certified Public Accountant for this purpose. If SYSTEM’s audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then ORAGENICS must pay the costs of SYSTEM’s audit. ORAGENICS must pay all amounts due as a consequence of an audit to SYSTEM promptly, with interest.

7.05	Interest Charges. SYSTEM may, in its sole discretion, charge daily interest on overdue payments commencing on the 31st day after the payment is due, compounded monthly, at the lower of either 1.5% per month or the highest legal interest rate. The payment of interest will not foreclose SYSTEM from exercising any other rights it may have due to the lateness of any payment.

7.06	Commercialization Report. Within sixty (60) days following the close of each Calendar Year, ORAGENICS shall deliver to SYSTEM a written report as to ORAGENICS’ efforts and accomplishments during the preceding year in commercializing LICENSED PRODUCTS, as well as its commercialization plans for the coming year.

ARTICLE VIII — TERM AND TERMINATION

8.01	Expiration. This Agreement, unless sooner terminated as provided below, will remain in effect until (a) failure to obtain at least one issued patent for protection of LICENSED TECHNOLOGY, (b) expiration of the last to expire patent under PATENT RIGHTS, or (c) final and unappealable determination by a court of competent jurisdiction that PATENT RIGHTS are invalid.

8.02	Termination by ORAGENICS. ORAGENICS may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03	Termination by System. If ORAGENICS materially breaches this Agreement, SYSTEM may give ORAGENICS written notice of the breach. ORAGENICS will have a period of sixty (60) days from receipt of the notice to cure the breach. If ORAGENICS does not cure the breach within this period, SYSTEM may terminate this Agreement without further notice.

8.04	Matters Surviving Termination. All accrued obligations and claims, including payment of patent expenses, license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, will survive termination of this Agreement. Obligations of confidentiality will survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.

ARTICLE IX — INDEMNIFICATION AND REPRESENTATION

9.01	Indemnification. ORAGENICS MUST AT ALL TIMES DURING AND AFTER THE TERM OF THIS AGREEMENT INDEMNIFY, DEFEND, AND HOLD HARM LESS SYSTEM, ITS REGENTS, OFFICERS AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, OR LIABILITY OF ANY KIND RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF ORAGENICS OR SUBLICENSEE(S) UNDER THIS AGREEMENT.

9.02	Representation. SYSTEM represents that it jointly owns with ORAGENICS PATENT RIGHTS and LICENSED TECHNOLOGY and has the full right and power to grant the license in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LI M I TED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS REGARDING INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO ORAGENICS’ ACTIVITIES UNDER THIS AGREEMENT.

ARTICLE X — NOTICES

10.01	Notices. Payments, notices, or other communications required by this Agreement will be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when the carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to SYSTEM:

Associate Vice Chancellor

Office of Technology Commercialization

3369 TAMU

College Station, Texas, USA 77843-3369

Phone: 979-847-8682

FAX: 979-845-1402

If to ORAGENICS:

CEO, Oragenics,

3000 Bayport Dr. Suite 685

Tampa, FL 33607

Phone: 813-286-7900

FAX: 813-286-7904

ARTICLE XI — MISCELLANEOUS PROVISIONS

11.01	Notice of Infringement. Each Party must promptly notify the other in writing of any alleged infringement of PATENT RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and ORAGENICS will formulate a strategy for resolving the alleged infringement. SYSTEM’s involvement, participation, and representation in any enforcement litigation is contingent upon SYSTEM receiving the consent of the Attorney General of the State of Texas, and ORAGENICS’ obligation to enforce PATENT RIGHTS is contingent upon SYSTEM being a party to any suit to the extent required by law.

11.02	Export Controls. SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and its obligations under this Agreement are contingent on compliance with applicable laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by ORAGENICS that ORAGENICS will not export data or commodities to certain countries without advance approval of such agency. SYSTEM neither represents that a license will not be required nor that, if required, it will be issued.

11.03	Confidential Information. Sales reports submitted by ORAGENICS under ARTICLE VII will be considered Confidential Information under this Agreement and not be disclosed by SYSTEM to any third party except as may be required by law, including but not limited to a valid court order or the Texas Public Information Act (Tex. Gov’t Code Ch. 552). If the Parties contemplate exchanging other information of a confidential nature, they should enter into a separate confidentiality agreement.

11.04	Non-Use of Names. ORAGENICS may not use the names or any adaptation of the names of The Texas A&M University System, nor of any of its employees or members, in any advertising, promotional, or sales literature without the advance written consent of SYSTEM in each case, except that ORAGENICS may state that it is licensed by SYSTEM under PATENT RIGHTS.

11.05	Trademarks. ORAGENICS may select, own and use its own trademark on LICENSED PRODUCTS. However, SYSTEM does not grant ORAGENICS any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM, Conversely, SYSTEM has no rights to trade names, trademarks, or service marks owned by ORAGENICS.

11.06	Assignment of this Agreement. This Agreement, with the rights and privileges it creates, is assignable only with the written consent of both Parties, which shall not be unreasonably withheld or, delayed.

11.07	Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from ORAGENICS which it deems appropriate, must excuse any breach of this Agreement which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.08	Entire Agreement. This Agreement contains the entire understanding of the Parties regarding PATENT RIGHTS and LICENSED TECHNOLOGY, and supersedes all other written and oral agreements between the Parties regarding PATENT RIGHTS and LICENSED TECHNOLOGY. It may be modified only by a written amendment signed by the Parties.

11.09	Governing Law. The substantive laws of the State of Texas (and not its conflict of law principles), USA, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates. Venue for any suit brought against SYSTEM in Texas state court must be in Brazos County, Texas under Tex. Educ. Code § 85.18, and venue for any suit brought against SYSTEM in federal court must be in the Houston Division of the Southern District of Texas. Venue for any suit brought against ORAGENICS must be in Hillsborough County, Florida, and venue for any suit brought against ORAGENICS in federal court must be in the Tampa Division of the Middle District of Florida.

11.10	Headings. Headings are solely for convenience of reference and are not part of, and may not be used to construe, this Agreement.

11.11	No Waiver; Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. A waiver of any breach of this Agreement does not waive any other breach of the same or other provision of this Agreement. A waiver is not effective unless made in writing.

11.12	Privileges and Immunities. SYSTEM is an agency of the State of Texas and nothing in this Agreement waives or relinquishes the right of SYSTEM to claim any exemptions, privileges, or immunities as may be provided by law.

11.13	Counterparts. This agreement may be executed in any number of counterparts, including facsimile or scanned PDF documents. Each such counterpart, facsimile, or scanned PDF document shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed Agreement.

The Parties have caused this Agreement to become effective as of the date last executed below.

ORAGENICS,	THE TEXAS A&M UNIVERSITY SYSTEM

/s/ John Bonfiglio	/s/ Brett Cornwell
CEO, Oragenics, Inc. Date: December 6, 2011	Brett Cornwell Associate Vice Chancellor for Commercialization Date: December 20, 2011

Exhibit A

MATERIALS

1.	Streptococcus mutans JH1140 lanA Trp4Ala
2.	Streptococcus mutans JH1140 lanA DhaSAla
3.	Streptococcus mutans JH1140 lanA Argl 3Asp
4.	Streptococcus mutans JH1140 lanA Trp4insAla
5.	Streptococcus mutans JH1140 lanA A Trp4
6.	Streptococcus mutans JH1140 lanA Alas7insAla